Exhibit 99.1

[ON STERLING LETTERHEAD]

Sterling Financial Corporation of Spokane, Wash.,

Announces Adoption of Rights Plan to Preserve Tax Assets

SPOKANE, Wash. — April 15, 2010 — Sterling Financial Corporation (NASDAQ:STSA) (Sterling), today announced that its Board of Directors has adopted a shareholder rights plan designed to preserve substantial tax assets. This plan is similar to tax benefit preservation plans adopted by other public companies with significant tax attributes.

Sterling’s tax attributes include net operating losses, capital losses and certain built-in losses that it could utilize in certain circumstances to offset taxable income and reduce its federal income tax liability.

Sterling’s ability to use its tax attributes would be substantially limited if there were an “ownership change” as defined under Section 382 of the Internal Revenue Code and related Internal Revenue Service pronouncements. In general, an ownership change would occur if Sterling’s “5-percent shareholders,” as defined under Section 382, collectively increase their ownership in Sterling by more than 50 percentage points over a rolling three-year period. Five-percent shareholders do not include certain institutional holders, such as mutual fund companies, that hold Sterling equity securities on behalf of several individual mutual funds where no single fund owns 5 percent or more of Sterling equity securities.

As part of the plan, the Sterling Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of its common stock. The preferred share purchase rights will be distributable to shareholders of record as of April 15, 2010, as well as to holders of common stock and company securities convertible into common stock issued after that date, but would only be activated if triggered by the plan.

“This plan is designed to safeguard valuable tax attributes by reducing the likelihood of an unintended ‘ownership change’ through actions involving Sterling securities,” said Greg Seibly, president and chief executive officer of Sterling Financial Corporation. “We believe this is an important aspect of protecting shareholder value as we continue to make progress toward improving our financial condition.”

Sterling Financial Corporation of Spokane, Wash., Announces Adoption of Rights Plan to Preserve Tax Assets

Sterling’s Board of Directors has the discretion to exempt any acquisition of company securities from the provisions of the shareholder rights plan. The plan may be terminated by the Board at any time prior to the preferred share purchase rights being triggered.

The issuance of the preferred share purchase rights will not affect Sterling’s reported earnings per share and is not taxable to Sterling or its shareholders.

Additional information regarding the tax benefit preservation plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A that Sterling Financial Corporation is filing with the Securities and Exchange Commission.

About Sterling Financial Corporation

Sterling Financial Corporation of Spokane, Wash., is the bank holding company for Sterling Savings Bank, a commercial bank, and Golf Savings Bank, a savings bank focused on single-family mortgage originations. Both banks are state chartered and federally insured. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of March 31, 2010, Sterling Financial Corporation had assets of $10.56 billion and operated 178 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling’s website at www.sterlingfinancialcorporation-spokane.com.

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts and pertain to Sterling’s future operating results and strategies for recapitalization. There can be no assurance that any of these efforts will be successful. When used in this release, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling’s control. These include but are not limited to: Sterling’s ability to maintain adequate liquidity and its viability as a going concern; the possibility of continued adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal

Sterling Financial Corporation of Spokane, Wash., Announces Adoption of Rights Plan to Preserve Tax Assets

government; changes in laws, regulations and the competitive environment; and Sterling’s ability to timely implement its strategies for recapitalization and comply with regulatory actions. Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Sterling’s Annual Report on Form 10-K, as updated periodically in Sterling’s filings with the Securities Exchange Commission. Unless legally required, Sterling disclaims any obligation to update any forward-looking statements.

Investor Contacts:	Media Contact:
Daniel G. Byrne	Cara Coon
Sterling Financial Corporation	Sterling Financial Corporation
EVP/Chief Financial Officer	VP/Communications and Public Affairs Director
(509) 458-3711	(509) 626-5348

David Brukardt

Sterling Financial Corporation

EVP/Investor & Corporate Relations

(509) 863-5423